Perma-Fix Announces 25.9% Increase in Revenue and

$1.9 Million of EBITDA for the First Quarter of 2009

ATLANTA – May 6, 2009— Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2009.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We achieved revenue of $22.0 million, EBITDA of $1.9 million and net income of $548,000 for the first quarter of 2009, our seasonally weakest period.  Revenue within our Nuclear Segment increased 36.7% compared to the same period last year, despite a continuation of constrained budgets within the U.S. Department of Energy (DOE) during the first quarter.  Heading into the second quarter of 2009, we anticipate benefitting from the recent increases in the DOE’s budget, which includes an additional $6 billion from The American Recovery and Reinvestment Act for nuclear waste clean-up throughout the DOE complex over the next two years.”

“In addition to the increased funding for nuclear waste clean-up, we are also pleased to report we have begun to receive shipments of radioactive Polychlorinated Biphenyls (PCBs) during the second quarter of 2009, following the issuance of our long-awaited permit. In April 2009, we received shipments from both the DOE’s Paducah Gaseous Diffusion Plant and CH2M HILL Plateau Remediation Company, the prime contractor for the DOE at the Hanford Site in Washington State.  As the only authorized, commercial facility treating radioactive PCB wastes, we see this as a sizeable untapped market, and we look forward to the closure of the DOE’s TSCA incinerator, which is scheduled to begin later this year.”

“Our new onsite work at the DOE’s Hanford nuclear waste site continues to progress quite smoothly, and we recognized approximately $7.5 million of revenue from this subcontract during the first quarter of 2009.  We anticipate the increased DOE budget will help to expand the scope of work both onsite at Hanford, as well as increase the offsite treatment revenues derived from this site.”

“Another new source of revenue for us in 2009 will be the treatment of characteristic hazardous wastes at our South Georgia facility. We completed construction and permitting for this process in April 2009 and are now ready to serve customers in the Southeast.  The new system, designed around the Perma-Fix I process, eliminates the hazardous components within the waste using a chemical treatment process.  This process substantially reduces the disposal costs, as well as the risks normally associated with characteristic hazardous waste.  As the only regional provider of these services, we can also reduce transportation costs for our customers.  As a result, we have received very favorable responses from regional hazardous waste generators in the Southeast and expect this to be a strong contributor to our Industrial Segment.”

“Our Industrial Segment was more profitable in the first quarter of 2009 versus the same period last year, despite a decline in revenue to $2.1 million from $2.6 million, due in part to the weak economy and lower oil prices.  With the sale of three of our industrial facilities last year, this division accounted for less than 10% of our total revenue in the first quarter of 2009.  The remaining industrial facilities have historically shown solid performance and are generating positive cash flow.  Between the strength of our Nuclear Segment, as well as the stability and new opportunities in our Industrial Segment, we believe that we can continue to grow the overall business in 2009.”

Financial Results

Revenue for the first quarter of 2009 was $22.0 million, versus $17.5 million for the same period last year.  The increase in revenue was due to work that commenced on October 1, 2008, in relation to the CH Plateau Remediation Contract to clean up the DOE’s Hanford nuclear waste site.  Revenue for the Nuclear Segment increased to $19.1 million from $14.0 million for the same period last year. Revenue for the Industrial Segment decreased to $2.1 million versus $2.6 million for the same period last year due primarily to reduced oil sale revenue and field service work due to the slow down in the economy.  Revenue from the Engineering Segment decreased to $779,000 versus $902,000 for the same period last year.  Operating income for the first quarter was $761,000 versus an operating loss of $14,000 for the same period the previous year.  Net income for the first quarter of 2009 was $548,000, or $0.01 per share, versus a net income of $1.1 million or $0.02 per share, for the same period last year.  Net income in the first quarter of 2009 included a gain from discontinued operations, net of taxes, of $304,000 compared to a loss of $675,000 from discontinued operations, net of taxes, for the comparable period in the first quarter of 2008.  Net income for the first quarter of 2008 included a $2.1 million gain on the disposal of discontinued operations.

The Company had EBITDA of $1.9 million for continuing operations during the quarter ended March 31, 2009, as compared to EBITDA of approximately $1.1 million for the same period of 2008. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing certain facilities within our Industrial Segment back into Continuing Operations, such as asset Impairment expense (recovery) and the “catch-up” of depreciation, the Company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended March 31, 2009 and 2008.

	Quarter Ended
	March 31,
(In thousands)	2009	2008
Net Income (loss) from Continuing Operations	$244	$(363)

Adjustments:
Depreciation & Amortization	1,180	1,121
Interest Income	(51)	(68)
Interest Expense	547	371
Interest Expense - Financing Fees	13	52
Income Tax Expense	9	─

EBITDA	$1,942	$1,113

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended March 31, 2009			Quarter Ended March 31, 2008
(In thousands)	Nuclear	Industrial	Engineering	Nuclear	Industrial	Engineering
Net revenues	$19,114	$2,109	$779	$13,981	$2,587	$902
Gross profit	4,292	570	226	3,554	637	255
Segment profit (loss)	1,749	54	86	976	(35)	128

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 7, 2009. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-8031 for U.S. callers, or 201-689-8031 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight May 14, 2009, and can be accessed by calling: 877-660-6853 (U.S. callers) or 201-612-7415 (international callers) and entering account #286, conference ID 321945.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to: that we believe that we have positioned our Company for continued growth in 2009; we anticipate benefitting from the recent increases in the DOE’s budget, which includes an additional $6 billion from The American Recovery and Reinvestment Act for nuclear waste clean-up throughout the DOE complex over the next two years; the radioactive PCB untapped market; we look forward to the closure of the DOE’s TSCA incinerator, which is scheduled to begin later this year; we anticipate the increased DOE budget will help to expand the scope of work both onsite at Hanford, as well as increase the offsite treatment revenues derived from this site; and we expect the treatment of characteristic hazardous wastes at our South Georgia facility to be a strong contributor to our Industrial Segment.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2008 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2009		2008

Net revenues		$22,002	$17,470
Cost of goods sold		16,914	13,024
Gross profit		5,088	4,446

Selling, general and administrative expenses		4,339	4,460
Gain on disposal of property and equipment		12	―
Income (loss) from operations		761	(14)

Other income (expense):
Interest income		51	68
Interest expense		(547)	(371)
Interest expense-financing fees		(13)	(52)
Other		1	6
Income (loss) from continuing operations before taxes		253	(363)
Income tax expense		9	―
Income (loss) from continuing operations		244	(363)

Income (loss) from discontinued operations, net of taxes		304	(675)
Gain on disposal of discontinued operations, net of taxes		―	2,107
Net income		$548	$1,069

Net income (loss) per common share – basic
Continuing operations	$	―	$(.01)
Discontinued operations		.01	(.01)
Disposal of discontinued operations		―	.04
Net income per common share		$.01	$.02

Net income (loss) per common share – diluted
Continuing operations	$	―	$(.01)
Discontinued operations		.01	(.01)
Disposal of discontinued operations		―	.04
Net income per common share		$.01	$.02

Number of common shares used in computing net income (loss) per share:
Basic		53,982	53,704
Diluted		54,005	53,704

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	March 31,
	2009	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2008

ASSETS
Current assets:
Cash & equivalents	$125	$184
Account receivable, net of allowance for doubtful
accounts of $387 and $333	13,158	13,416
Unbilled receivables	11,840	13,104
Other current assets	2,992	2,909
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $0 and $0	60	110
Total current assets	28,175	29,723

Net property and equipment	48,545	47,434
Property and equipment of discontinued operations, net of accumulated
depreciation of $13 and $13	651	651
Intangibles and other assets	48,070	45,904
Total assets	$125,441	$123,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	29,265	32,398
Current liabilities related to discontinued operations	1,211	1,211
Total current liabilities	30,476	33,609

Long-term liabilities	30,016	25,399
Long-term liabilities related to discontinued operations	1,280	1,783
Total liabilities	61,772	60,791
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,985,119 and 53,934,560 shares issued and outstanding, respectively	54	54
Additional paid-in capital	97,581	97,381
Accumulated deficit	(35,251)	(35,799)
Total stockholders' equity	62,384	61,636
Total liabilities and stockholders' equity	$125,441	$123,712